Exhibit 99.1

Thursday, July 17, 2008	Thomas J. Shara
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports Second Quarter Earnings

Oak Ridge, NJ – July 17, 2008 – Lakeland Bancorp, Inc. (NASDAQ: LBAI) reported second quarter Net Income of $2.9 million, or $0.12 per diluted share, compared to Net Income of $5.5 million, or $0.24 per diluted share for the same period of 2007. Net Income for the first six months of 2008 was $8.4 million, or $0.36 per diluted share, as compared to a $9.9 million, or $0.42 per diluted share for the first six months of 2007. Return on Average Assets was 0.67% and Return on Average Equity was 7.87% for the first half of 2008.

In the second quarter of 2008, an $8.2 million provision for loan and lease losses was recorded primarily to reflect the impact that current economic conditions have had on a portion of Lakeland’s lease portfolio. This compares to a $671,000 provision for the same period last year. Higher diesel fuel costs have impacted independent truckers and equipment lease originators, including one originator which can no longer fulfill all of its obligations under contractual recourse provisions. As of June 30, 2008, the Company had $46 million outstanding from this originator from approximately 1,400 leases of which approximately 75% is current or less than 30 days past due. A $6.7 million provision was recorded for the leasing division including a $6.3 million provision for the aforementioned originator.

Lakeland Bancorp also announced that it has declared a quarterly cash dividend of $0.10 per common share. The cash dividend will be paid on August 15, 2008 to holders of record as of the close of business on July 31, 2008.

Thomas J. Shara, Lakeland Bancorp’s President and CEO said, “While we are disappointed in the need for additional provisioning in the leasing area, our commercial, consumer and residential loan areas continue to perform well. We are also benefiting significantly from a lower short term rate environment as our Net Interest Margin improved 29 basis points from the First Quarter of 2008 to 3.91% and Net Interest Income is up $8.4 million or 24% over 2007 year to date.”

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Earnings

Net Interest Income

Net interest income for the second quarter of 2008 was $22.5 million compared to the $17.5 million earned in the second quarter of 2007, an increase of 28%. Net interest margin for the second quarter of 2008 was 3.91%, a 46 basis point improvement from the 3.45% reported in the second quarter of 2007, and 29 basis points higher than the 3.62% reported in the first quarter of 2008. Average earning assets rose 13% from the second quarter of 2007 to the second quarter of 2008. The yield on interest-earning assets decreased by 21 basis points to 6.19% in the second quarter of 2008 from 6.40% for the same period last year. The cost of interest bearing liabilities decreased 82 basis points from 3.47% in the second quarter of 2007 to 2.65% in the second quarter of 2008. The decreased liability cost was due to benefits received from our liability sensitive position in the lower interest rate environment.

Year-to-date, net interest income was $43.0 million, or 24% higher than the $34.6 million reported for the first six months of 2007. Net interest margin for the first half of 2008 at 3.77% compared to 3.45% for the same period last year, while average earning assets rose 13%. The Company’s yield on earning assets decreased from 6.41% for the first six months of 2007, to 6.27% for the first six months of 2008. The Company’s cost of interest bearing liabilities decreased from 3.45% for the first six months of 2007, to 2.88% for the first six months of 2008, a decrease of 57 basis points.

Noninterest Income

Noninterest income, excluding gains on investment securities, totaled $4.3 million for the second quarter of 2008, as compared to $4.1 million for the same period last year, an increase of 6%. Including gains on investment securities, non-interest income totaled $4.4 million, compared to the $5.9 million reported in the second quarter of 2007. Included in noninterest income for the second quarter of 2007 was a $1.8 million gain on investment securities in the Company’s portfolio. Service charges on deposit accounts totaling $2.8 million increased by $189,000, or 7% in the second quarter of 2008, as compared to the same period last year, primarily due to increased fees on uncollected balances. Commissions and fees at $873,000 increased by $88,000 primarily due to investment commission income.

Noninterest income, exclusive of gains on investment securities, totaled $9.0 million for the first six months of 2008, as compared to $8.3 million for the same period last year, an increase of 8%. Noninterest income, including gains on investment securities, totaled $9.0 million for the first six months of 2008, as compared to $10.1 million for the same period last year. Gains on investment securities were $52,000 for the first six months of 2008, as compared to $1.8 million for the first six months of 2007. Service charges on deposit accounts increased $255,000 to $5.4 million; commissions and fees increased by $261,000 to $1.8 million, primarily due to increased loan fees and investment commission income; leasing income increased $514,000 to $812,000; while other income decreased $391,000 to $268,000. In the first six months of 2007, we showed a $319,000 gain on the sale of a branch office.

Noninterest Expense

Noninterest expense for the second quarter of 2008 was $14.4 million, which equaled the total reported in the second quarter of 2007. Salary and benefit expense at $7.7 million decreased by

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$405,000 or 5%. In the second quarter of 2008, $750,000 in previously accrued commission and bonus expense was reversed. Occupancy, furniture and equipment expenses at $2.7 million increased 5%. The remaining noninterest expense categories increased by $276,000 to $4.1 million in the second quarter of 2008, primarily due to a $244,000 increase in the FDIC assessment.

For the first six months of 2008, noninterest expense was $29.8 million, compared to $28.8 million in 2007, an increase of 3%. Salary and benefit costs decreased by $158,000, to $16.1 million. Occupancy, furniture and equipment expenses increased by $361,000, or 7% to $5.6 million. The remaining expense categories increased by $790,000, to $8.1 million primarily due to the increased FDIC assessment and consulting costs.

Financial Condition

At June 30, 2008, total assets were $2.6 billion. Total loans were $1.98 billion, up $101.0 million or 5% from $1.88 billion at year-end 2007. Included in this increase were commercial loans, residential mortgage loans, and leasing assets which increased by $56.8 million, $14.4 million, and $ 30.7 million, respectively. Total deposits were $1.96 billion, a decrease of $31.2 million from December 31, 2007. This decrease was partially due to a $20.9 million decrease in municipal time deposits $100,000 and over. The loan-to-deposit ratio on June 30, 2008 was 102%, as compared to 95% on December 31, 2007. Core deposits, which are defined as noninterest bearing deposits and savings and interest bearing transaction accounts, amounted to $1.4 billion and represented 72% of total deposits at June 30, 2008. The Company does not have any investments in common stock, preferred securities, or subordinated notes of either Freddie Mac or Fannie Mae.

Asset Quality

At June 30, 2008, non-performing assets totaled $13.2 million (0.51% of total assets) compared to $11.0 million at March 31, 2008. This quarter’s balance included $3.2 million relating to the aforementioned equipment leasing originator. The Allowance for Loan and Lease Losses totaled $20.2 million at June 30, 2008 and represented 1.02% of total loans up from 0.80% at March 31, 2008. The Allowance for Loan and Lease Losses at June 30, 2008 was 176% of non-performing loans. During the first half of 2008, the Company had net charge-offs of $3.9 million (0.41% of average loans) including $2.6 million related to the leasing originator.

Capital

Stockholders’ equity was $216.5 million and book value per common share was $9.18. As of June 30, 2008, the Company’s leverage ratio was 8.22%. Tier I and total risk based capital ratios were 10.23% and 11.36%, respectively. These regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

Forward-Looking Statements

The information disclosed in this document includes various forward-looking statements (with respect to corporate objectives, and other financial and business matters) that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and

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are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: operational factors relating to the performance of Lakeland Bank, market conditions, competitive conditions and general economic conditions. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Non-GAAP Financial Measures

The attached table refers to a performance measure, return on tangible equity, which has been determined by methods other than in accordance with GAAP. “Return on tangible equity” is defined as net income as a percentage of average total equity reduced by recorded intangible assets. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity. The disclosure of return on tangible equity should not be viewed as a substitute for results determined in accordance with GAAP, and is not necessarily comparable to non-GAAP performance measures which may be presented by other companies. The following reconciliation table provides a more detailed analysis of this non-GAAP performance measure.

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Annualized Return on average equity	5.33%	10.90%	7.87%	9.92%
Annualized Effect of intangible equity	3.79%	8.93%	5.72%	8.31%
Annualized Return on tangible equity	9.12%	19.83%	13.59%	18.23%

Lakeland Bancorp, the holding company for Lakeland Bank, has a current asset base of $2.6 billion and fifty (50) offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank, headquartered at 250 Oak Ridge Road, Oak Ridge, offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, equipment leasing, and 24-hour or less turnaround time on consumer loan applications. For more information about their full line of products and services, visit their website at www.lakelandbank.com.

Lakeland Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Dollars in thousands except per share amounts)
INCOME STATEMENT
Net Interest Income	$22,536	$17,545	$42,986	$34,634
Provision for Loan and Lease Losses	(8,158)	(671)	(9,425)	(1,273)
Noninterest Income (excluding investment securities gains)	4,347	4,092	8,981	8,313
Gains/(Losses) on investment securities	43	1,769	52	1,769
Noninterest Expense	(14,424)	(14,435)	(29,755)	(28,762)

Pretax Income	4,344	8,300	12,839	14,681
Tax Expense	(1,464)	(2,776)	(4,419)	(4,787)

Net Income	$2,880	$5,524	$8,420	$9,894

Basic Earnings Per Share*	$0.12	$0.24	$0.36	$0.43
Diluted Earnings Per Share*	$0.12	$0.24	$0.36	$0.42
Dividends per share*	$0.10	$.095	$0.20	$0.19
Weighted Average Shares - Basic*	23,446	23,179	23,364	23,162
Weighted Average Shares - Diluted*	23,579	23,293	23,464	23,281

SELECTED OPERATING RATIOS
Annualized Return on Average Assets	0.45%	0.97%	0.67%	0.87%
Annualized Return on Average Equity	5.33%	10.90%	7.87%	9.92%
Annualized Return on Tangible Equity**	9.12%	19.83%	13.59%	18.23%
Annualized Return on Interest Earning Assets	6.19%	6.40%	6.27%	6.41%
Annualized Cost of funds	2.65%	3.47%	2.88%	3.45%
Annualized Net interest spread	3.54%	2.93%	3.39%	2.96%
Annualized Net interest margin	3.91%	3.45%	3.77%	3.45%
Efficiency ratio***	51.89%	64.12%	55.40%	64.33%
Stockholders’ equity to total assets			8.42%	8.73%
Book value per share*			$9.18	$8.79

ASSET QUALITY RATIOS
Ratio of net charge-offs to average loans			0.41%	0.09%
Ratio of allowance to total loans			1.02%	0.82%
Non-performing loans to total loans			0.58%	0.47%
Non-performing assets to total assets			0.51%	0.34%
Allowance to non-performing loans			176%	173%

SELECTED BALANCE SHEET DATA AT PERIOD-END
			6/30/2008	12/31/2007
Loans and Leases			$1,982,122	$1,881,128
Allowance for Loan and Lease Losses			(20,167)	(14,689)
Investment Securities			360,967	402,607
Total Assets			2,572,043	2,513,771
Total Deposits			1,956,212	1,987,405
Short-Term Borrowings			87,879	49,294
Long-Term Debt			298,339	249,077
Stockholders’ Equity			216,507	211,599

SELECTED AVERAGE BALANCE SHEET DATA
	For the three months ended		For the six months ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Loans and Leases, net	1,960,988	1,665,478	1,927,309	1,634,257
Investment Securities	379,524	402,662	388,680	410,451
Interest-Earning Assets	2,350,628	2,088,783	2,330,911	2,071,104
Total Assets	2,560,829	2,295,937	2,545,976	2,281,310
Core Deposits	1,392,866	1,360,340	1,394,531	1,354,451
Time Deposits	539,975	511,440	559,926	512,406
Total Deposits	1,932,841	1,871,780	1,954,457	1,866,857
Short-Term Borrowings	105,045	58,451	81,516	53,769
Long-Term Debt	211,387	79,805	201,296	82,352
Subordinated Debentures	77,322	67,126	77,322	61,943
Total Interest-Bearing Liabilities	2,022,222	1,776,751	2,019,057	1,770,171
Stockholders’ Equity	217,487	203,360	215,195	201,221

*	Adjusted for a 5% stock dividend payable on November 16, 2007 to shareholders of record October 31, 2007.
**	This ratio is a Non-GAAP Financial Measure: an explanation and reconciliation are presented elsewhere in this press release.
***	Represents non-interest expense, excluding other real estate expense and core deposit amortization , as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on sales of securities. Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$50,091	$46,837
Federal funds sold and interest-bearing deposits due from banks	11,234	10,351
Total cash and cash equivalents	61,325	57,188
Investment securities available for sale	252,220	273,247
Investment securities held to maturity; fair value of $108,357 in 2008 and $129,207 in 2007	108,747	129,360
Loans:
Commercial	957,522	900,733
Leases	386,295	355,643
Residential mortgages	328,816	314,393
Consumer and home equity	309,489	310,359
Total loans	1,982,122	1,881,128
Deferred fees	5,412	5,407
Allowance for loan and lease losses	(20,167)	(14,689)
Net loans	1,967,367	1,871,846
Premises and equipment - net	29,273	30,093
Accrued interest receivable	7,889	8,579
Goodwill	87,111	87,111
Other identifiable intangible assets	3,232	3,763
Bank owned life insurance	38,740	38,112
Other assets	16,139	14,472
TOTAL ASSETS	$2,572,043	$2,513,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$313,133	$292,029
Savings and interest-bearing transaction accounts	1,091,289	1,091,205
Time deposits under $100,000	345,511	364,477
Time deposits $100,000 and over	206,279	239,694
Total deposits	1,956,212	1,987,405
Federal funds purchased and securities sold under agreements to repurchase	87,879	49,294
Long-term debt	221,017	171,755
Subordinated debentures	77,322	77,322
Other liabilities	13,106	16,396
TOTAL LIABILITIES	2,355,536	2,302,172
STOCKHOLDERS’ EQUITY
Common stock, no par value; authorized shares, 40,000,000; issued shares, 24,740,564 at June 30, 2008 and December 31, 2007	257,307	258,037
Accumulated Deficit	(21,268)	(24,465)
Treasury stock, at cost, 1,159,784 shares at June 30, 2008 and 1,459,549 at December 31, 2007	(15,963)	(20,140)
Accumulated other comprehensive loss	(3,569)	(1,833)
TOTAL STOCKHOLDERS’ EQUITY	216,507	211,599
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,572,043	$2,513,771

Lakeland Bancorp, Inc. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
INTEREST INCOME
Loans and fees	$31,739	$28,401	$63,389	$55,677
Federal funds sold and interest bearing deposits with banks	65	272	225	680
Taxable investment securities	3,441	3,531	7,038	7,168
Tax exempt investment securities	631	756	1,337	1,542
TOTAL INTEREST INCOME	35,876	32,960	71,989	65,067
INTEREST EXPENSE
Deposits	9,169	12,596	20,951	25,060
Federal funds purchased and securities sold under agreements to repurchase	527	645	919	1,169
Long-term debt	3,644	2,174	7,133	4,204
TOTAL INTEREST EXPENSE	13,340	15,415	29,003	30,433
NET INTEREST INCOME	22,536	17,545	42,986	34,634
Provision for loan and lease losses	8,158	671	9,425	1,273
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	14,378	16,874	33,561	33,361
NONINTEREST INCOME
Service charges on deposit accounts	2,822	2,633	5,405	5,150
Commissions and fees	873	785	1,825	1,564
Gain on investment securities	43	1,769	52	1,769
Income on bank owned life insurance	338	325	671	642
Leasing income	201	157	812	298
Other income	113	192	268	659
TOTAL NONINTEREST INCOME	4,390	5,861	9,033	10,082
NONINTEREST EXPENSE
Salaries and employee benefits	7,693	8,098	16,097	16,255
Net occupancy expense	1,425	1,355	3,063	2,876
Furniture and equipment	1,241	1,193	2,532	2,358
Stationery, supplies and postage	409	449	873	849
Marketing expense	544	564	1,002	955
Amortization of core deposit intangibles	266	297	531	595
Other expenses	2,846	2,479	5,657	4,874
TOTAL NONINTEREST EXPENSE	14,424	14,435	29,755	28,762
INCOME BEFORE PROVISION FOR INCOME TAXES	4,344	8,300	12,839	14,681
Provision for income taxes	1,464	2,776	4,419	4,787
NET INCOME	$2,880	$5,524	$8,420	$9,894

EARNINGS PER COMMON SHARE
Basic	$0.12	$0.24	$0.36	$0.43

Diluted	$0.12	$0.24	$0.36	$0.42

DIVIDENDS PER SHARE	$0.10	$0.095	$0.20	$0.19